Exhibit 99.1

                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

     The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $4.40 per share, an increase from the $4.10 per share declared last year. The cash dividend will be paid on January 3, 2005, to stockholders of record on December 17, 2004. Total cash dividends declared during the past 12 months were $5,722,207 or $7.20 per share of common stock, an increase of 20.8% from the $4,736,657 in dividends paid in 2003.

     "Farmers & Merchants Bank's strong third quarter financial performance represented the 27th consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the seventh consecutive year that the year-end cash dividend has been increased" said Kent A. Steinwert, the Bank's President and Chief Executive Officer.

     In October, the Company reported record third quarter net income of $4,224,000 or $5.31 per share of common stock which represents a 9.7% increase over the same period in 2003. In addition, loans outstanding grew 8.9%, total core deposits increased 16.0%, and total assets were $1,176,000,000 up 6.2% over September 2003. Return on Average Assets for the quarter was 1.43%. Return on Average Equity for the quarter, improved by 71 basis points to 14.97% in comparison to the prior year.

     Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.